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EXHIBIT 10.14

EMPLOYMENT AGREEMENT

    EMPLOYMENT AGREEMENT, dated as of September 1, 2000, by and between PerfectData Corporation, a California corporation with offices at 110 West Easy Street, Simi Valley California 03065 (the "Corporation"), and Harris Shapiro, an individual residing at 245 East 63rd Street, New York, New York 10021 (the "Executive").

W I T N E S S E T H

    WHEREAS, the Executive currently serves as the Chairman of the Board of the Corporation;

    WHEREAS, the Corporation desires to employ and retain the unique experience, ability and services of the Executive as a principal executive officer of the Corporation; and

    WHEREAS, the Executive and the Corporation desire to formalize in this Agreement the terms and conditions under which the Executive shall be employed by the Corporation.

    NOW, THEREFORE, the parties hereto mutually agree as follows:

Article I
Employment and Duties

    1.1  Employment.  The Corporation hereby agrees to employ the Executive, and Executive hereby agrees to accept employment, as the Interim Chief Executive Officer of the Corporation.

    1.2  Duties.  The Executive shall properly perform such duties as may be assigned to him from time to time by the Board of Directors of the Corporation; provided, however, that such duties must be commensurate with services to be performed by a Chief Executive Officer of a public company. During the term of this Agreement, the Executive shall devote as much of his business time to the performance of his duties hereunder as he reasonably deems necessary. The Corporation acknowledges that the Executive has other business interests, investments and investment opportunities which he may continue to pursue on his own behalf and from which the Corporation shall not benefit.

    1.3  Base of Operations.  The Executive's principal base of operations for the performance of his duties and responsibilities under this Agreement shall be the offices of the Corporation established for him at his request in either California or New York, New York or the Executive's personal offices in New York, New York.

Article II
Term

    2.1  Term.  The term of this Agreement (the "Term") shall commence on September 1, 2000 and shall terminate on August 31, 2000.

Article III
Compensation, Benefits and Expenses

    3.1  Salary.  During the Term, the Corporation shall pay to the Executive a salary at the rate of One Hundred Fifty Thousand Dollars ($150,000) per annum. Such compensation shall be paid to the Executive with the same frequency as other executives of the Corporation are compensated. Any fees paid to Millennium Capital Corporation pursuant to the financial advisor agreement, dated January 20, 2000, with the Corporation shall be credited against the salary payments due hereunder.

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    3.2  Benefits.  The Executive shall participate during the Term in such pension, life insurance, health, disability and major medical insurance plans, and in such other employee benefit plans and programs, for the benefit of the employees of the Corporation, as may be maintained from time to time during the Term, in each case to the extent and in the manner available to other senior officers of the Corporation and subject to the terms and provisions of such plans or programs.

    3.3  Expenses.  The Corporation will reimburse the Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term, subject, however, to the Corporation's policies relating to business related expenses as in effect from time to time during the Term.

Article IV
Miscellaneous

    4.1  Entire Agreement.  This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive's employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time. This Agreement does not supercede the financial advisor letter agreement, dated January 20, 2000 (the "Consulting Agreement"), between the Corporation, JDK Associates, Inc. and Millennium Capital Corporation, which shall survive this Agreement. The Corporation acknowledges that the Executive is the sole shareholder of Millennium Capital Corporation and shall continue to render services on behalf of Millennium Capital Corporation and derive the benefits of the Consulting Agreement, subject to Section 3.1 hereof.

    4.2  Benefit of Agreement; Assignment; Beneficiary.  This Agreement shall inure to the benefit of, and be binding upon, the Corporation and the Executive and their respective successors and assigns.

    4.3  Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    4.4  Notices.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g., Federal Express) to the Executive or the Corporation, at the address set forth below:

    Executive: c/o Millennium Capital Corporation, 110 East 59th Street, New York, New York 10022.

    Corporation: 110 West Easy Street, Simi Valley, California 03065

    Notice shall be deemed given on the date actually received, if personally delivered, three (3) business days after mailing or one (1) business day after sending by overnight mail service. A party may change the address to which notice is to be sent by sending a notice to such effect as set forth above.

    4.5  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.

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    4.6  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    4.7  Agreement to Take Actions.  Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

    4.8  Review of this Agreement; No Conflicting Agreements; Termination of Prior Agreements.  The Executive acknowledges that he has carefully read this Agreement and he hereby represents and warrants to the Corporation that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of or otherwise violate the terms of any employment or other agreement to which he is a party and that he is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

    4.9  Construction.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the antecedent person or persons or entity or entities may require.

    4.10  Conflict of Interest.  The parties hereto acknowledge that this Agreement has been prepared by Wachtel & Masyr, LLP, counsel to the Executive and the Corporation, and the Executive and the Corporation waive any conflict of interest resulting from Wachtel & Masyr, LLP, acting for both parties hereto.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PERFECTDATA CORPORATION
By:	/s/ IRENE J. MARINO Irene J. Marino Vice President, Finance
By:	/s/ HARRIS SHAPIRO HARRIS SHAPIRO

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  EXHIBIT 10.14
EMPLOYMENT AGREEMENT
Article I Employment and Duties
Article II Term
Article III Compensation, Benefits and Expenses
Article IV Miscellaneous